Exhibit 10.39
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 10, 2009 (“Effective Date”) by and between Verint Systems Inc. (the “Company”) and Peter D. Fante (“Executive”).
WHEREAS, the Executive currently holds the position indicated on Schedule I hereto with the Company (the “Position”) and desires to continue in such Position, pursuant to the terms and conditions set forth in this Agreement;
WHEREAS, the Company desires to continue to employ the Executive in the Position; and
WHEREAS, both parties wish to set forth their understanding and agreement regarding the employment of the Executive by the Company;
NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1. Term of Employment. Subject to the provisions of Section 9 hereof and Annex A of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on January 31, 2011 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with February 1, 2011, and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
2. Position.
a. During the Employment Term, Executive shall serve in the capacity of the Position. In such Position, Executive shall perform duties of the type customarily performed by persons serving in such Position at corporations of the size, type and nature of the Company. Executive shall report to the President & Chief Executive Officer of the Company and the Board of Directors, as appropriate (“Supervisor”).
b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of Executive’s Supervisor; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 10 or 11 hereof.
3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate indicated on Schedule I hereto, payable in regular installments in accordance with the Company’s payroll practices for senior executive officers. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of Executive’s Supervisor and/or the Committee, as applicable. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to the fiscal year beginning with February 1, 2009 and each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award the target for which is set forth on Schedule I hereto (the “Target”) based upon the achievement of performance goals established by Executive’s Supervisor (or the Committee, if applicable). Executive shall be entitled to such increases in the Target, if any, as may be determined from time to time in the sole discretion of Executive’s Supervisor (or the Committee, if applicable). Executive’s annual bonus award, as in effect from time to time, is hereinafter referred to as the “Annual Bonus.” The Annual Bonus will be paid in accordance with the Company’s normal payroll practices for senior executive bonuses, but no later than the later of the 15th calendar day of the third month following the end of Executive’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A). The determination as to whether the performance goals have been achieved and whether and to what extent any bonus is to be paid with respect to such achievement shall be made in the sole discretion of the Supervisor (or the Committee, if applicable) and shall be consistent with and subject to the requirements set forth in Section 162(m) of the Code with respect to individuals who are “covered employees” within the meaning of Section 162(m) of the Code. For the avoidance of doubt, unless otherwise provided in this Agreement, Executive’s Annual Bonus shall remain subject to a “substantial risk of forfeiture” until the date when the Supervisor or the Committee (as applicable) makes a determination as to the satisfaction of the relevant performance goal or goals relating to such bonus and the extent of the payment thereof.
5. Change in Control. Upon a Change in Control (as defined herein or in the applicable stock incentive compensation plan), if outstanding equity awards held by all senior executives of the Company are not assumed in connection with such Change in Control, all Executive’s outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Executive shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by Executive shall lapse and be disregarded. For purposes of this Section 5, an equity award shall be considered assumed if, and only if, each of the following conditions are met: (i) stock options and stock appreciation rights are converted into a replacement award in a manner that complies with Section 409A and preserves the intrinsic value of the equity award on the date of the Change in Control; (ii) restricted stock units and restricted stock awards are converted into a replacement award covering a number of shares of common stock of the entity effecting the Change in Control (or a successor or parent corporation), as determined on a basis no less favorable to the holder of such award than the treatment applied to shareholders generally; provided that to the extent that any portion of the consideration received by holders of the Company common stock in the Change in Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) that is the subject of the replacement award on the established stock exchange on the trading day immediately preceding the date of the Change in Control; (iii) the replacement award contains provisions for scheduled vesting, attainability of performance targets (if applicable) and treatment on termination of employment (including the definition of Cause and Good Reason as set forth in the controlling document) that are no less favorable to the holder than the underlying award being replaced (including taking into account any provisions of any employment agreement), and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are no less favorable to the holder than the underlying award; and (iv) the security represented by the replacement award is of a class that is publicly held and traded on an established stock exchange. In the event Executive’s awards are assumed in connection with a Change in Control in accordance with this Section 5, his underlying award(s), and any replacement award(s), shall be treated no less favorably than the standards set forth in clauses (i) through (iv) of the preceding sentence.

6. Employee Benefits. During the Employment Term, Executive shall receive employee benefits and be eligible to participate in all employee benefit plans in a manner commensurate with other senior executive officers of the Company.
7. Business Expenses; Perquisites; Vacation.
a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and subject to the Reimbursement Rules (as described in Section 13(h)(v) hereof).
b. Perquisites. During the Employment Term, the Company shall provide Executive with the perquisites indicated on Schedule I hereto, if any.
c. Vacation. Executive shall be entitled to the number of weeks of paid vacation per calendar year provided for on Schedule I hereto.
8. Clawback. Notwithstanding anything to the contrary, if the Company’s financial statements for FY 2007 and thereafter are restated due to material noncompliance, as a result of misconduct by Executive, with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year, Executive shall, at the request of the Committee, return or forfeit, as applicable, all or a portion (but no more than 100%) of any bonus or any incentive award (including equity awards) made to Executive during the Employment Term as incentive for the specific fiscal year or years (in the case of equity awards granted during the Employment Term, the portion of the award vested during such fiscal year or years) required to be restated for FY 2007 and thereafter. For example, if Executive is granted an award in FY 2009 (and during the Employment Term) that vests in installments based on performance in FY 2010 and 2011, and the Company’s financial statements for FY 2010 are required, as a result of misconduct by Executive, to be restated due to material noncompliance with any financial reporting requirements as set forth above, the portion of the award which vests in FY 2010 based on achievement of the performance targets for FY 2010 shall be subject to clawback in accordance with this Section 8, but the portion of the award which vests in FY 2011 shall not be subject to forfeiture or clawback. Or, if based on the same facts as set forth in the preceding sentence, Executive is paid a bonus in FY 2011 for performance in FY 2010, such bonus shall be subject to clawback in accordance with this Section 8, but not any bonus paid for any other fiscal year. The amount to be recovered from Executive shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to Executive had the financial statements been initially filed as restated (including, but not limited to, the entire award), as reasonably determined by the Committee. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from Executive, (ii) by reducing (subject to applicable law, including Section 409A, and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, or (iv) by any combination of the foregoing.

9. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 9 and Annex A shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
a. Termination by the Company for Cause or by Executive’s Resignation Without Good Reason.
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 9(b)(ii) hereof).
(ii) For purposes of this Agreement, “Cause” shall mean: (A) conviction of, or plea of guilty or nolo contendere to, a felony or indictment for a crime involving dishonesty, fraud or moral turpitude; (B) willful and intentional breach by Executive of Executive’s obligations to the Company or of the Agreement which is materially harmful to the Company; (C) willful misconduct, or any dishonest or fraudulent act or omission which is materially harmful to the Company; (D) a violation of any securities or financial reporting laws, rules or regulations or any policy of the Company relating to the foregoing; (E) violation of the Company’s policies on harassment, discrimination or substance abuse; or (F) Executive’s gross negligence, gross neglect of duties or gross insubordination; provided that Executive does not cure such misconduct described in (B), (C) or (F), or such misconduct is not susceptible to cure, within 15 days following his receipt from the Company of written notice of the same. No termination for Cause shall qualify as a termination for Cause under this Agreement unless made by a majority of the Board, at a meeting of the Board, held for such purpose, where Executive and his counsel had an opportunity, on at least 15 days notice, to be heard before the Board.
(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
(A) the Base Salary through the date of termination;
(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 hereof;

(C) to the extent permitted by the Company’s vacation policy or to the extent required by applicable law, payment for accrued but unused vacation;
(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and
(E) any amounts owed to Executive under Section 13(c) hereof (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights” ).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 9(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b. Termination by the Company Without Cause or Resignation by Executive for Good Reason (Whether or Not in Connection With a Change in Control).
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
(ii) For purposes of this Agreement, “Good Reason” means (A) a significant reduction in Executive’s duties, position or reporting status (other than in accordance with Schedule I hereto); (B) the assignment to Executive of duties inconsistent with Executive’s status as Position or an adverse alteration in the nature of Executive’s duties and/or responsibilities, reporting obligations, titles or authority (other than in accordance with Schedule I hereto); (C) following a Change in Control, Executive ceasing to be the chief legal officer of a publicly traded company; (D) a material reduction by the Company in Executive’s Base Salary or Target bonus; (E) the Company’s provision of a non-extension notice under Section 1 hereof; or (F) the relocation of Executive’s own office location by more than 50 miles; provided that the events described in this Section 9(b)(ii) shall, except with respect to the foregoing clause (E), constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:
(A) the Accrued Rights; and
(B) subject to Executive’s continued compliance with the provisions of Sections 10 and 11 hereof:
(1) a lump sum cash payment of the Base Salary, as in effect on the date of termination of Executive’s employment or, if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure, equal to the number of months set forth on Schedule I hereto after the date of such termination, payable on the 60th calendar day following the termination of Executive’s employment;
(2) a lump sum cash payment of a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year following the conclusion of the performance period, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment and Executive’s and the Company’s actual performance for the applicable performance period, payable at the same time bonuses are paid to other senior executives of the Company for such fiscal year, but no later than the later of the 15th calendar day of the third month following the end of Executive’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (the “Pro Rata Bonus”);
(3) a lump sum cash payment equal to the percentage set forth on Schedule I hereto of the average Annual Bonus actually paid or payable with respect to the three most recently completed years (or, if three years have not been completed, such fewer number of completed years, or, if no year has been completed, the Target), payable on the 60th calendar day following termination of Executive’s employment; and
(4) for the number of months set forth on Schedule I hereto, following the date of termination of employment, the Company will reimburse the Executive for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a Subsidiary of the Company; provided that (i) the Executive timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules (as described in Section 13(h)(v) hereof). The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his or her own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short-term or long-term disability insurance benefits.

Following Executive’s termination of employment under this Section 9(b) by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, in each case, which does not qualify as a Change in Control Termination, except as set forth in this Section 9(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement unless Executive’s termination is also a Change in Control Termination. In this event, Executive shall be entitled to the additional payments, benefits or entitlements under Annex A.
c. Termination Upon Death.
(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death.
(ii) Upon termination of Executive’s employment hereunder upon Executive’s death, Executive’s estate shall be entitled to receive:
(A) the Accrued Rights;
(B) a lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 9(b)(iii)(B)(2) hereof; and
(C) for the number of months set forth on Schedule I hereto, following the date of termination of employment, the Company will reimburse the Executive’s spouse and eligible dependents for the cost (on a grossed-up basis) of maintaining health benefits for Executive’s spouse and eligible dependents under a group health plan of the Company or a Subsidiary of the Company; provided that (i) Executive’s spouse and/or legal guardian for Executive’s eligible dependents timely elects the continuation of group health plan benefits under COBRA, (ii) Executive’s spouse and/or legal guardian for Executive’s eligible dependents makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules (as described in Section 13(h)(v) hereof). The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive’s spouse and eligible dependents with the right to continuation coverage pursuant to COBRA and that Executive’s spouse and/or eligible dependents will be able to continue such coverage at their own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short-term or long-term disability insurance benefits.
Following Executive’s termination of employment due to death, except as set forth in this Section 9(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
d. Termination Upon Disability.
(i) The Employment Term and Executive’s employment hereunder shall be terminated by the Company if Executive becomes disabled within the meaning of the Company’s applicable long-term disability plan then in effect (“Disability”).

(ii) Upon termination of Executive’s employment hereunder for Disability, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A) the Accrued Rights;
(B) a lump sum cash payment of the Pro Rata Bonus, if any, payable as provided in Section 9(b)(iii)(B)(2) hereof;
(C) a lump sum cash payment equal to the greater of (i) six months or (ii) the number of full and partial months from the date of termination of employment and until the date on which the Executive would be eligible to receive benefits under the Company’s long-term disability plan applicable to the Executive (but in no event more than 12 months) (such greater period, the “Overlap Period”) of the Base Salary, as in effect on the date of termination of Executive’s employment, payable on the 60th calendar day following termination of Executive’s employment; and
(D) for a period equal to the Overlap Period following the date of termination of employment, the Company will reimburse the Executive for the cost (on a grossed-up basis) of maintaining health benefits under a group health plan of the Company or a Subsidiary of the Company; provided that (i) the Executive timely elects the continuation of group health plan benefits under COBRA, (ii) the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules (as described in Section 13(h)(v) hereof). The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his or her own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short-term or long-term disability insurance benefits.
Following Executive’s termination of employment due to Disability, except as set forth in this Section 9(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
e. Termination by the Company Without Cause or Resignation by Executive for Good Reason Which Qualifies as a Change in Control Termination (as defined in Annex A). If the Employment Term and Executive’s employment hereunder is terminated by the Company without Cause or by Executive’s resignation for Good Reason, in either case, in a manner that qualifies as a Change in Control Termination within the meaning of Annex A, Executive shall be entitled to the payments, benefits and entitlements under Section 9(b)(iii) hereof as well as the additional payments, benefits and entitlements under Annex A.

f. Expiration of Employment Term. In the event that the Company elects not to extend the Employment Term pursuant to Section 1 hereof, such event will constitute Good Reason. In the event Executive does not terminate Executive’s employment for Good Reason (as provided above), the Employment Term will expire on the Extension Date that immediately follows the date of the notice of non-extension. In the event Executive elects not to extend the Employment Term pursuant to Section 1 hereof, the Employment Term will expire on the Extension Date that immediately follows the date of the notice of non-extension. For the avoidance of doubt, Executive’s election not to renew shall not be deemed to waive any right of Executive under this Agreement prior to the expiration of this Agreement, including Executive’s right to terminate employment for Good Reason upon the occurrence, following the notice of non-extension, of a subsequent event that otherwise would constitute Good Reason under this Agreement. Upon the expiration of the Employment Term and in the event Executive continues employment with the Company, Executive will execute the Company’s then-standard form of employment letter agreement.
g. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination (as defined below) to the other party hereto in accordance with Section 13(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of termination of employment in the case of Disability, date of termination shall be 30 days from receipt by Executive of the Notice of Termination and Executive has not returned to work.
h. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, if applicable, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.
i. No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.
j. Return of Company Property. Immediately following the date of any termination of Executive’s employment, Executive or his personal representative shall immediately return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.
k. Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 9(b), 9(d) and 9(e) hereof, Executive shall execute the waiver and release attached to this Agreement as Exhibit A (the “Release”). If the Release has not been executed and delivered to the Company within 60 calendar days following termination of Executive’s employment, the Company will cease to have any obligations to make any payments or provide any benefits under Sections 9(b), 9(d) or 9(e) hereof, other than Executive’s right to continued benefits under COBRA at Executive’s own cost.

10. Non-Competition; Non-Solicitation.
a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i) During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or its affiliates, the business of any client or prospective client:
(A) with whom Executive had personal contact or dealings on behalf of the Company or its affiliates during Executive’s employment;
(B) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company or its affiliates during Executive’s employment; or
(C) for whom Executive had direct or indirect responsibility during Executive’s employment.
(ii)
(A) During the Restricted Period, Executive will not himself or herself perform, or provide management of, supervision of, or advice on any other Person’s performance of, Competitive Responsibilities. The term “Competitive Responsibilities” means duties and responsibilities that (x) are the same as or substantially similar to the duties and responsibilities Executive performed on behalf of the Company or its Subsidiaries within the two-year period prior to Executive’s termination date and (y) involve the development, marketing, distribution, sale, or support of products or services that are competitive with the products or services offered by the Company and its Subsidiaries as of Executive’s termination date.
(B) In addition to the restrictions in the preceding subsection, during the Restricted Period, Executive will not engage in any activity, whether as an officer, director, employee, consultant, partner, principal, member, shareholder, owner, or agent on behalf of any Named Competitor. The term “Named Competitor” means the companies listed on Exhibit B hereto, including any Subsidiaries, divisions, or controlled affiliates thereof.
(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;
(B) solicit from or encourage any consultant then under contract with the Company or its affiliates to cease to work with the Company or its affiliates; or
(C) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.
b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 10 and 11 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
11. Confidentiality.
(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.
(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, affiliates, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times during the Employment Term bound by their most current version.
12. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
13. Miscellaneous.
a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Subject to Section 13(b) hereof, the parties agree that the state and federal courts located in the State of New York shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

b. Arbitration; Legal Fees. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Executive and the Company shall mutually select the arbitrator. If Executive and the Company cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All arbitration costs and all other costs, including but not limited to reasonable attorneys’ fees incurred by each party, shall be borne by the Company; provided, however, that if the arbitrator finds that Executive’s claims are frivolous or without merit, then the arbitration costs shall be shared equally by both parties and all other costs shall be borne by the party incurring such cost.
c. Indemnification.
(i) The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer, employee, consultant or agent of the Company or any of its affiliates, or is or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, the Company and its successors and/or assigns will indemnify, hold harmless and defend Executive to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance policies) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees; provided that Executive provides notice to the Company prior to retaining counsel in connection with any Proceeding) incurred by him in connection with any Proceeding promptly after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined by a final, non-appealable decision of a court of competent jurisdiction that he is not entitled to be indemnified against such costs and expenses. The Company also agrees to have any successor to all or substantially all of its business or assets to expressly agree to assume the Company’s obligations under this Section 13(c).

(ii) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 13(c)(i) hereof that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.
(iii) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives or directors until such time as suits against Executive are no longer permitted by law. In all events, Executive shall be covered, in respect of Executive’s activities as an officer, director or employee of the Company or any of its affiliates, by the Company’s (or any of its affiliates’) directors and officers liability insurance policy with a top rated insurer with the usual coverage (with respect to scope and period) and deductibles in a total policy amount not to be less than $10,000,000 or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.
(iv) Nothing in this Section 13(c) shall be construed as reducing or waiving any right to indemnification, or advancement of expenses or coverage under any directors’ and officers’ liability insurance policies Executive would otherwise have under the Company’s or any affiliate’s certificate of incorporation or by-laws or under applicable law.
d. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Any previous agreement or understanding between Executive and the Company (or any Subsidiary or affiliate of the Company) with respect to the employment of Executive by the Company (including, but not limited to the Employment Agreement between Executive and the Company, dated as of September 10, 2007, as amended), and other than outstanding equity, long-term incentive awards, or deferred compensation arrangements (unless otherwise provided herein) is superseded by this Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
e. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of this Agreement to be effective must be in writing specifically referencing the provision being waived and signed by the party against whom the waiver is being enforced.

f. Severability; Survival. In the event that any one or more of the provisions of this Agreement or Annex A shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement or Annex A shall not be affected thereby. Subject to any limits on applicability contained therein, Sections 8-15 hereof and Annex A shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.
g. Assignment. This Agreement, and all of Executive’s rights and obligations hereunder, shall not be assignable or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution, without the consent of the Company. This Agreement, and all of the Company’s rights and obligations hereunder, shall not be assignable or transferred by the Company without the consent of Executive except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
h. Compliance with IRC Section 409A.
(i) The parties intend that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder comply with the provisions of Section 409A so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance thereof, to the extent that any provision hereof would result in Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A; without materially changing the economic value of the arrangements under this Agreement to either party; and thereafter the parties interpret its provisions in a manner that complies with Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed.
(ii) Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his or her separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”), in each case, during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Executive’s “separation from service” (within the meaning of Section 409A) and (ii) Executive’s death (the applicable date, the “Permissible Payment Date”). The Company will also reimburse Executive for the after-tax cost incurred by Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

(iii) Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.
(iv) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “separation from service” (within the meaning of Section 409A) and the regulations thereunder, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the termination date.
(v) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) shall be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses and in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit (the “Reimbursement Rules”).
i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company will require any successor (whether direct or indirect, by purchase merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place.
j. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Verint Systems Inc.
330 South Service Road
Melville, NY 11747
Attention: Corporate Secretary

If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
k. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
l. Cooperation. Executive shall, at the Company’s expense, provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.
m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
n. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
o. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
(ii) “Board” shall mean the Board of Directors of the Company.
(iii) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:
(A) the acquisition by any Non-Verint Person, entity or affiliated group (other than Comverse), in one or a series of transactions, of more than 50% of the voting power of the Company, or the acquisition of all the common stock of the Company (other than equity held by employees which is assumed in such transaction) following which the common stock of the Company is no longer publicly traded;
(B) the requirement that any Non-Verint Person, entity or affiliated group (other than Comverse) consolidate with its financial results the financial results of the Company;

(C) a merger or consolidation in which the holders of the Company’s equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity;
(D) a sale of all or substantially all of the Company’s assets; or
(E) during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2), and (3) at any time that Comverse owns a majority of the voting power of the Company, any director nominated by Comverse.
(iv) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(v) “Committee” shall mean the Compensation Committee of the Board.
(vi) “Comverse” shall mean Comverse Technology, Inc.
(vii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(viii) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(ix) “Non-Verint Person” means “Person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, but excluding (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
(x) “Section 409A” means Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
(xi) “Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

14. Assignment of Intellectual Property.
a. Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company or its Subsidiaries, or (ii) relates to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Company or its Subsidiaries, the Executive will assign to the Company (or its designee) the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.
b. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive’s own time without using the Company’s or its affiliates’ equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company or its Subsidiaries, or (ii) relates to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Company or its Subsidiaries.
c. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or its Subsidiaries or relates to the Company’s or its Subsidiaries’ actual or demonstrably anticipated research or development which is conceived or suggested by the Executive, either solely or jointly with others, within one year following termination of the Executive’s employment under this Agreement (or any successor agreements) shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets unless Executive can conclusively prove otherwise.
d. In order to determine the rights of the Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, the Executive agrees that during the Executive’s employment, and for one year after termination of the Executive’s employment under this Agreement (or any successor agreements) the Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. The Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company.
e. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company (or its designee) and will assign to the Company (or its designee) any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Executive will do whatever may be necessary or desirable to enable the Company (or its designee) to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.

f. In the event the Company is unable, after reasonable effort, and in any event after ten business days of exerting such reasonable efforts, to secure the Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Chief Legal Officer and/or General Counsel of the Company as the Executive’s attorney-in-fact to act on the Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
g. Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during his or her employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Verint Systems Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
15. Signatories. For purposes of Sections 9 (Termination) and 13 (Miscellaneous) hereof and Annex A hereto, Verint Americas Inc. agrees that if the Company is unable to perform all or part of its obligations under this Agreement (including Annex A) then Verint Americas Inc. will perform such obligations of the Company in the same manner and to the same extent the Company would be required to perform.
[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

VERINT SYSTEMS INC.		EXECUTIVE

By:	/s/ Jane O’Donnell	Signature:	/s/ Peter D. Fante

Name:	Jane O’Donnell		Name (print): Peter D. Fante
Title:	SVP, HR	Date:	November 10, 2009
Date:	November 10, 2009

VERINT AMERICAS INC.

By:	/s/ Douglas Robinson

Name:	Douglas Robinson
Title:	Treasurer
Date:	November 10, 2009

Exhibit A
RELEASE
This RELEASE (“Release”) dated this                      day between Verint Systems Inc. (the “Company”), and                      (“Executive”).
WHEREAS, the Company and Executive previously entered into an amended and restated employment agreement dated                     , 20_____  (the “Employment Agreement”)
WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective                     ; and
WHEREAS, pursuant to Section 9 and/or Annex A of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:
1. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and any of its affiliates, and each past or present officer, director, agent, or employee of any such entities (but with respect to any individual or agent, only in connection with such individual’s or agent’s official capacity with the Company or any affiliate and not in his or its personal capacity), from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company or an affiliate thereof, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state, local or other law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, sexual preference, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on Executive’s behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints relating to any claim released by Executive herein. Executive relinquishes any right to future employment with the Company or its affiliates and the Company and its affiliates shall have the right to refuse to re-employ Executive without liability. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims Executive may have against the Company and the persons and entities described above, whether known, unknown or suspected.

Exhibit A - 1

2. The Company and Executive acknowledge and agree that the release contained in Paragraph 1 hereof does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company or any other person or entity (i) to indemnify, advance expenses to, and hold Executive harmless pursuant to applicable law or to the fullest extent permitted under the bylaws and/or certificate of incorporation of Company, the Employment Agreement and, if greater, the policies and procedures of Company that are presently in effect, or otherwise, (ii) to cover Executive under any applicable directors’ and officers’ liability insurance policies or pursuant to Section 13(c) of the Employment Agreement, (iii) to Executive with respect to the compensation, benefits and entitlements due following termination pursuant to Section 9 or Annex A of the Employment Agreement, (iv) with respect to any rights of Executive under, arising or preserved by the Employment Agreement (including Annex A) which survive termination of Executive’s employment, (v) to Executive and Executive’s eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of the Company in which Executive and/or such dependents are participants, or (vi) with respect to any other vested benefits or entitlements under the benefit plans, programs, policies, arrangements or agreements of the Company or any of its affiliates (including without limitation, Comverse), including without limitation any equity and/or long-term incentive compensation plans, programs, policies, arrangements or agreements, in accordance with the terms of such plans, programs, policies, arrangements or related award agreements.
3. Executive acknowledges that Executive has been provided at least 21 days to review the Release and has been advised to review it with an attorney of Executive’s choice. In the event Executive elects to sign this Release prior to this 21-day period, Executive agrees that it is a knowing and voluntary waiver of Executive’s right to wait the full 21 days. Executive further understands that Executive has seven days after the signing hereof to revoke this Release by so notifying the Company in writing, such notice to be received by the Corporate Secretary within the seven-day period. Executive further acknowledges that Executive has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will and act and that it is Executive’s intention that Executive be legally bound by its terms.
IN WITNESS WHEREOF, Executive has executed this Release on the date first above written.

By:
Name:
Title:

Exhibit A - 2

Exhibit B
(Named Competitors)
“Named Competitors” shall mean the following companies, including any Subsidiaries, divisions, or controlled affiliates thereof:
1. NICE
2. Autonomy
3. Envision
4. Aspect
5. Genesys
6. GMT
7. Milestone
8. Genetec
9. March Networks
10. Indigo Vision
11. OnSSI
12. Bosch
13. DVTel
14. ETI
15. JSI
16. SS8
17. Narus
18. Pen-Link

Exhibit B - 1

Annex A
CHANGE IN CONTROL PROVISIONS
If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (i.e., excluding a termination by the Company for Cause, by the Executive without Good Reason, or as a result of death or Disability):
(a) upon, or within 12 months following, a Change in Control;
(b) at a time when the Company or Comverse is party to an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs);
(c) within the six-month period preceding the entrance by the Company or Comverse into an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), and such termination is made in contemplation of or in connection with the potential Change in Control;
(d) within the nine-month period preceding the consummation of a Change in Control, and such termination is made in contemplation of or in connection with the potential Change in Control; or
(e) in connection with a Board resolution or consent authorizing the payment of the amounts and benefits described in this Annex A;
(each, a “Change in Control Termination”), the Company shall pay Executive the amounts, and provide Executive the benefits, described in the balance of this Annex A (collectively, the “Change in Control Payments”) in addition to any other severance payments or benefits otherwise payable to Executive under Section 9(b) of the Agreement (unless otherwise indicated in Annex A), plus the Accrued Rights.
For the avoidance of doubt, the provisions of Sections 2 and 4 of this Annex A shall apply and be operative regardless of whether or not Executive’s employment is terminated and the entirety of this Annex A shall form a part of the Agreement whether or not referred to by the body of the Agreement.
For purposes of this Annex A (other than as provided in Section 2(i) of this Annex A), no payment that would otherwise be made and no benefit that would otherwise be provided, in each case, that would constitute deferred compensation within the meaning of Section 409A, upon a termination of employment shall be made or provided unless and until such termination of employment is also a “separation from service,” as determined in accordance with Section 409A.

Annex A - 1

1. Change in Control Severance Payments
(a) A lump sum cash payment equal to 50% of the Base Salary (as in effect on the date of termination of Executive’s employment, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure), payable to Executive on the 60th calendar day following (i) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (ii) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), (iii) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination” and (iv) the Board resolution in the case of clause (e) of the definition of “Change in Control Termination”.
(b) In lieu of the Pro Rata Bonus due under Section 9(b)(iii)(B)(2) of the Agreement, a lump sum cash payment of a bonus equal to a pro rata portion of the Target bonus (as in effect on the date of termination of Executive’s employment, or if higher, as of the date immediately prior to the first event or circumstance constituting Good Reason in connection with such departure), if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year (if such year had been completed) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment and, to the extent relevant to the calculation of Executive’s bonus, Executive’s actual performance and assuming that the Company’s actual performance through the date of Executive’s termination were annualized through the end of such year, payable to Executive on the 60th calendar day following (w) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (x) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), (y) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination” and (z) the Board resolution in the case of clause (e) of the definition of “Change in Control Termination”.
(c) In lieu of the lump sum cash payment equal to the average Annual Bonus due under Section 9(b)(iii)(B)(3) of the Agreement, a lump sum cash payment equal to 150% of the Target bonus, or if higher, the Target bonus for the year immediately prior to the year in which a Change in Control occurs, payable to Executive on the 60th calendar day following (i) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (ii) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), (iii) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination” and (iv) the Board resolution in the case of clause (e) of the definition of “Change in Control Termination”. The amount of any payment pursuant to this Section 1(c) will be reduced by the amount, if any, previously paid pursuant to Section 9(b)(iii)(B)(3) of the Agreement.

Annex A - 2

(d) As of Executive’s termination date, all outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Executive shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by Executive shall lapse and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement; provided that (i) in event Executive holds one or more “tandem” awards, only one side of each such tandem award shall vest (pursuant to the terms and conditions of such awards) and (ii) notwithstanding the terms of the plan or the applicable award agreements, if the Company determines that the settlement of some or all of such awards in stock is not feasible at such time (for legal, regulatory, or other reasons), such awards will instead be settled in cash or cash-cancelled based on the fair market value of the Company’s stock at such time (as determined in good faith by the Board); all amounts or shares payable or deliverable under this paragraph to be paid or delivered to Executive on the 60th calendar day following (i) termination of Executive’s employment in the case of clauses (a) and (b) of the definition of “Change in Control Termination”, (ii) the execution of the agreement referenced in clause (c) of the definition of “Change in Control Termination” in the case of such clause (c), (iii) the occurrence of the Change in Control in the case of clause (d) of the definition of “Change in Control Termination” and (iv) the Board resolution in the case of clause (e) of the definition of “Change in Control Termination”.
2. Gross Up
(a) Anything in the Agreement or Annex A to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Annex A) or distribution by the Company or any of its affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement, Annex A, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (all such payments and benefits, including the Change in Control Payments, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

Annex A - 3

(b) Subject to the provisions of Section 2(f) of this Annex A, all determinations required to be made under this Annex A, including whether an Excise Tax is payable by Executive, Executive’s applicable tax rates and deductions, and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the “National Firm”) selected by Executive and reasonably acceptable to the Company. Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the termination of Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or Executive. If the National Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive as provided in Section 2(h) of this Annex A. If the National Firm determines that no Excise Tax is payable by Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 2(f) of this Annex A and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive after receipt of such determination and calculations as provided in Section 2(h) of this Annex A.
(c) The Company and Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Annex A. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive.
(d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by Executive. Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within ten business days pay to the Company the amount of such reduction.

Annex A - 4

(e) The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by this Annex A will be borne by the Company. If such fees and expenses are initially paid by Executive, the Company will reimburse Executive the full amount of such fees and expenses after receipt from Executive of a statement therefor and reasonable evidence of Executive’s payment thereof as provided in Section 2(h) of this Annex A.
(f) Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:
(A)	provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;
(B)	take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
(C)	reasonably cooperate with the Company in good faith in order effectively to contest such claim; and
(D)	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 2(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 2(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at Executive’s own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Annex A - 5

(g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 2(f) of this Annex A, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 2(f) of this Annex A) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 2(f) of this Annex A, a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Executive pursuant to this Annex A.
(h) Notwithstanding any other provision of this Annex A to the contrary, but subject to Section 13(h) of the Agreement, all taxes and expenses described in this Annex A will be paid or reimbursed within five business days after Executive submits evidence of incurrence of such taxes and/or expenses; provided that in all events such reimbursement will be made on or before the last day of the year following (a) the year in which the applicable taxes are remitted or expenses are incurred or (b) in the case of reimbursement of expenses incurred due to a tax audit or litigation in which there is no remittance of taxes, the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance with Treasury Regulation §1.409A-3(i)(1)(v). Executive will be required to submit all requests for reimbursements no later than 30 days prior to the last day for reimbursement described in the prior sentence. Each provision of reimbursements pursuant to this Annex A will be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.
(i) The Company’s obligation to make the Gross-Up Payment under Section 2(a) of this Annex A will not be conditioned upon Executive’s termination of employment.

Annex A - 6

3. If Executive’s employment terminates and such termination is a Change in Control Termination, then notwithstanding the provisions of Sections 1 and 2 of this Annex A, the Company shall deposit any and all cash amounts payable or shares (or cash proceeds thereof) deliverable to Executive under Section 9(b)(iii) of the Agreement (including any amount due under Section 9(b)(iii) of the Agreement if a Delayed Payment would result in the payment being made after the Change in Control), and Sections 1(a), 1(b), 1(c), 1(d) or 2(a) of this Annex A (including any estimated Delayed Payments (as defined in Section 13(h) of the Agreement) and estimated Additional Delayed Payments (as defined in Section 13(h) of the Agreement)) into an irrevocable grantor trust (established pursuant to a trust agreement approved by the Board in good faith) (the “Grantor Trust”)) not later than the 10th business day following Executive’s termination date. From and after such time until the payment of all amounts from the Grantor Trust, the Company shall deposit additional amounts into the Grantor Trust on a monthly basis equal to the interest accrued on the cash amounts contained therein (including the interest paid previously) at the United States five-year Treasury Rate, and the amounts and property held in the Grantor Trust shall be paid/delivered to Executive (in accordance with the terms of the Grantor Trust) on the payment/delivery dates specified in Section 9(b)(iii) of the Agreement and Sections 1 and 2 of this Annex A, or if required by Section 13(h) of the Agreement, on the Permissible Payment Date (as defined in Section 13(h) of the Agreement).
4. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing any issue under Section 9(e) of the Agreement or this Annex A relating to the termination of Executive’s employment or in seeking in good faith to interpret, obtain or enforce any benefit or right provided by Section 9(e) of the Agreement or this Annex A, in each case, regardless of the outcome. Such payments shall be made within five days (but in any event no later than December 31st of the year following the year in which Executive incurs the expenses) after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that (a) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (b) Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit, and (c) Executive shall not be entitled to reimbursement unless Executive has submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.

Annex A - 7

Schedule I
to Amended and Restated Employment Agreement
Name of Executive: Peter D. Fante
1.	Position: Chief Legal Officer. Executive shall also serve as the Company’s Chief Compliance Officer, provided that it will not constitute “Good Reason” under the Agreement if the Company appoints someone else Chief Compliance Officer to the extent that: (i) such person reports to the Executive or (ii) such appointment is made, or the reporting line for such person is established, at the request of a law enforcement or regulatory agency.
2.	Annual Base Salary: $325,000
3.	Annual Bonus Target: $162,500
4.	Annual Vacation: Four weeks
5.	Perquisites (if any): Annual $12,000 car allowance
Annual $8,000 reimbursement for legal, tax and financial counsel
6.	Months of severance: 12
7.	Multiplier for bonus in the event of severance: 100%.
8.	Months of COBRA reimbursement on termination without Cause, resignation for Good Reason, Disability or death: 12

Schedule I - 1